EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Envela Corporation and subsidiaries (the “Company”) of our report dated March 26, 2025, related to our audit of the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Whitley Penn LLP

Dallas, Texas

August 13, 2025